Exhibit 10.6
MASTER MANAGEMENT AGREEMENT
by and between
SONESTA INTERNATIONAL HOTELS CORPORATION
as “MANAGER”

AND
CAMBRIDGE TRS, INC.
as “OWNER”
Dated as of SEPTEMBER 25, 2020

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Schedule 1    The Hotels

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THIS MASTER MANAGEMENT AGREEMENT (this “Agreement”) is executed as of September 25, 2020, by CAMBRIDGE TRS, INC., a Maryland corporation (“Owner”), and SONESTA INTERNATIONAL HOTELS CORPORATION, a Maryland corporation (“Manager”).
R E C I T A L S:
A.Certain affiliates of Owner (each, a “Landlord”) own fee or leasehold title to the real property related to the hotels listed on Schedule 1 to this Agreement (each, a “Hotel”).
B.Prior to the date hereof, each Landlord leased one or more of the Hotels to an affiliate of Owner (each, a “Prior Owner”) pursuant to a lease agreement (each, a “Prior Lease”), and each Prior Owner engaged a third party manager (each, a “Prior Manager”) to manage one or more of the Hotels pursuant to a management agreement (each, a “Prior Management Agreement”), but each Prior Manager defaulted or otherwise failed to perform certain of its obligations under its Prior Management Agreement, and each Landlord and/or Prior Owner terminated the Prior Leases and the Prior Management Agreements with respect to the Hotels.
C.As of the date hereof, Landlords lease the Hotels to Owner pursuant to the Lease, and Owner desires to engage Manager to manage and operate the Hotels, and Manager desires to be engaged to manage and operate the Hotels, on the terms and conditions in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, Owner and Manager agree as follows:
Article I

APPOINTMENT OF MANAGER
i.Appointment.
1.Subject to the provisions of this Agreement, Owner hereby engages Manager to supervise, direct and control the management and operation of the Hotels during the Term. Manager accepts such engagement and agrees to manage and operate the Hotels during the Term in accordance with the terms and conditions of this Agreement. Each Hotel shall be known by the name and operated under the Trade Name designated for such Hotel on Schedule 1 (or such other Trade Name as may be reasonably approved by Owner following the Effective Date for such Hotel). All capitalized terms shall have the meaning ascribed to them in Article XII.
2.Owner and Manager may terminate the Term of this Agreement with respect to any Hotel or cause additional hotels to become subject to this Agreement by executing and delivering an amended and restated Schedule 1 which shall amend, restate and replace the then-current Schedule 1 from and after the date on which it is executed and delivered by both Owner and Manager. If the owner of the fee or leasehold title to any Hotel that is added to this

Agreement after the date hereof has not already joined this Agreement as a Landlord, then such owner shall execute a joinder in form and substance similar to the joinder executed by the original Landlords who joined this Agreement, and, upon executing such joinder, such owner shall thereafter be considered a Landlord for all purposes under this Agreement.
ii.Management of the Hotels.
i.The management and operation of the Hotels shall be under the exclusive supervision and control of Manager except as otherwise specifically provided in this Agreement. Manager shall manage and operate each Hotel in an efficient and economical manner substantially consistent with standards prevailing in other hotels in the System being operated under the same brand as such Hotel, including all activities in connection therewith which are customary and usual to such an operation (the “Operating Standards”); provided, however, that if the market area or the physical peculiarities of any Hotel warrant, in the reasonable judgment of Manager, a deviation from such Operating Standards shall be permitted. Subject to the foregoing, Manager shall, in accordance with the applicable System Standards, Operating Standards and the terms of this Agreement:
1.Recruit, employ, supervise, direct and (when appropriate) furlough or discharge the employees at each Hotel.
2.Establish Guest Room rates and prices, rates and charges for services provided in each Hotel.
3.Establish administrative policies and procedures, including policies and procedures for employment, control of revenue and expenditures, maintenance of bank accounts for the purchasing of supplies and services, control of credit, and scheduling of maintenance and verify that the foregoing procedures are operating in a sound manner.
4.Manage expenditures to replenish Inventories and Fixed Asset Supplies, make payments on accounts payable and collect accounts receivable.
5.Arrange for and supervise public relations and advertising and prepare marketing plans.
6.Procure all Inventories and replacement Fixed Asset Supplies.
7.Prepare and deliver Monthly Statements, Annual Operating Statements, Annual Operating Projections, and such other information required by this Agreement or as Owner may reasonably request.
8.Plan, execute and supervise repairs, maintenance, alterations and improvements at each Hotel (subject to the limitations set forth in this Agreement).
9.Provide, or cause to be provided, risk management services relating to the types of insurance required to be obtained or provided by Manager under this Agreement and provide such information related to risk management as Owner may from time to time reasonably request.
10.Obtain and keep in full force and effect, either in its own name or in Owner’s and/or any applicable Landlord’s name, as may be required by applicable law, any and all licenses and permits to the extent within the control of Manager (or, if not within the control of Manager, Manager shall use commercially reasonable efforts to obtain and keep same in full force and effect).
11.Reasonably cooperate in a Sale of a Hotel or in obtaining a Mortgage.
12.On behalf of Owner, negotiate, enter into and administer leases, subleases, licenses and concession agreements for all public space at each Hotel (including all retail, office and lobby space and antenna leases on rooftop areas) and administer, comply with and arrange for extensions of any ground lease or common interest realty associations as necessary.
13.On behalf of Owner, negotiate, enter into and administer service contracts and licenses for the operation of each Hotel, including contracts and licenses for health and safety, systems maintenance, electricity, gas, telephone, cleaning, elevator and boiler maintenance, air conditioning maintenance, laundry and dry cleaning, master television service, internet service, use of copyrighted materials (such as music and videos), entertainment and other services as Manager deems advisable.
14.Negotiate, enter into and administer contracts for the use of banquet and meeting facilities and Guest Rooms by groups and individuals.
15.Take reasonable action to collect and institute in its own name or in the name of Owner or the applicable Hotel, in each instance as Manager in its reasonable discretion deems appropriate, legal actions or proceedings to collect charges, rent or other income derived from the operation of the Hotel or to oust or dispossess guests, tenants, members or other persons in possession therefrom, or to cancel or terminate any lease, license or concession agreement for the breach thereof or default thereunder by any tenant, licensee or concessionaire.
16.Make representatives available to consult with and advise Owner, at Owner’s reasonable request, concerning policies and procedures affecting the conduct of the business of each Hotel.
17.Collect on behalf of Owner and account for and remit to governmental authorities all applicable excise, sales, occupancy and use taxes or similar governmental charges collected by or at each Hotel directly from guests, members or other patrons, or as part of the sales price of any goods, services or displays, such as gross receipts, admission or similar or equivalent taxes, duties, levies or charges.
18.Keep Owner advised of significant events which occur with respect to any Hotel which might reasonably be expected to have a material adverse effect on the financial performance or value of such Hotel.

19.Perform such other tasks with respect to each Hotel as are customary and consistent with the Operating Standards and the System Standards (subject to the limitations set forth in this Agreement).
ii.Manager shall use commercially reasonable efforts to comply with all Legal Requirements and Insurance Requirements pertaining to its operation of each Hotel. Without limiting the foregoing, Manager shall comply with all Environmental Laws pertaining to each Hotel and to the generation, maintenance, storage and use of any Hazardous Substances on or at such Hotel, and Manager shall transmit to Owner and Landlord copies of any citations, orders, notices or other governmental communications received by Manager with respect to Hazardous Substances or environmental compliance at any Hotel.
iii.Manager shall use commercially reasonable efforts to obtain and maintain all approvals necessary to use and operate each Hotel in accordance with the System Standards, Operating Standards and Legal Requirements; provided, however, for the avoidance of doubt, except as they may otherwise expressly agree in writing, neither any Landlord nor Owner shall have any obligation to fund (and they shall not fund), and Manager shall not have any obligation to perform (and it shall not perform), any capital improvements to cause any Hotel to comply with the System Standards or the Operating Standards. Owner shall cooperate with Manager and shall (or cause the applicable Landlord to) execute all applications and consents reasonably required to be executed by Owner in order for Manager to obtain and maintain such approvals.
iv.Manager shall not use, and shall exercise commercially reasonable efforts to prevent the use of, any Hotel and Owner’s Personal Property, if any, for any unlawful purpose. Manager shall not commit, and shall use commercially reasonable efforts to prevent the commission of, any waste at any Hotel. Manager shall not use, and shall use commercially reasonable efforts to prevent the use of, any Hotel in such a manner as will constitute an unlawful nuisance. Manager shall use commercially reasonable efforts to prevent the use of each Hotel in such a manner as might reasonably be expected to impair Owner’s or any applicable Landlord’s title thereto or any portion thereof or might reasonably be expected to give rise for a claim or claims for adverse use or adverse possession by the public, or of implied dedication of such Hotel or any portion thereof.
a.Services Provided by Manager.
v.Manager shall furnish certain services to each Hotel, from time to time during the Term for such Hotel, which are furnished generally on a central or regional basis to other hotels in the System which are managed by Manager, and which benefit such Hotel as a participant in the System, such as: national sales office services; central operational support for rooms, food and beverage and engineering; central training services; career development; management personnel relocation; central safety and loss prevention services; central advertising and promotion (including direct and image media and advertising administration); consumer affairs to the extent not charged or allocated directly to individual Hotels; the national reservations system service and inventory and revenue management services; centralized payroll and accounting services; computer system development, support and operating costs; and central monitoring and management support from “line management” personnel such as area managers.

Other than the charges for the national reservation system services, for which Manager receives the Reservation Fee, the Loyalty Program Fee and the Marketing Program Fee, the charges for the services listed in this Section 1.03.A. shall not be separately compensated and are included in the System Fee.
vi.Notwithstanding the foregoing, if after the applicable Effective Date for any Hotel it is determined that there are central or regional services which may be furnished for the benefit of hotels in the System or in substitution for services now performed at individual hotels which may be more efficiently or effectively performed on a group basis, Manager shall furnish such services and Owner and Manager shall reasonably agree on the allocation of the costs thereof to each Hotel, which agreement shall be reflected in an approved Annual Operating Projection.
b.Employees.
i.All personnel employed at each Hotel shall at all times be the employees of Manager. Subject to the terms of this Agreement, Manager shall have absolute discretion with respect to all personnel employed at each Hotel, including, without limitation, decisions regarding hiring, promoting, transferring, compensating, supervising, terminating, directing and training all employees at such Hotel, and, generally, establishing and maintaining all policies relating to employment; provided Manager shall not enter into any written employment agreements with any person which purport to bind Owner and/or purport to be effective regardless of a termination, without obtaining Owner’s consent. Manager shall comply with all Legal Requirements regarding labor relations; if either Manager or Owner shall be required, pursuant to any such Legal Requirement, to recognize a labor union or to enter into a collective bargaining with a labor union, the party so required shall promptly notify the other party. Manager shall have the authority to negotiate and settle labor union contracts with union employees and union representatives and Manager is authorized to settle labor disputes and administrative claims as may be routinely necessary in the daily management of any Hotel, provided Owner shall be given prompt notice of any negotiations which could reasonably be expected to result in contracts which would bind Owner (including any negotiations involving contracts that would extend beyond the Term of this Agreement with respect to any Hotel) and shall be provided with any written materials in connection therewith at least ten (10) days prior to execution of any contract or amendment. Manager shall indemnify Owner and the applicable Landlord for all costs and expenses (including reasonable attorneys’ fees) incurred by either of them if either of them are joined in or made party to any suit or cause of action alleging that Manager has failed to comply with all Legal Requirements or the requirements of any collective bargaining agreement pertaining to the employment of Manager’s employees at any Hotel.
ii.Manager shall have the authority to hire, dismiss or transfer any Hotel’s general manager, provided Manager shall keep Owner reasonably informed with respect to such actions. Upon Owner’s request, Manager will provide the Owner the opportunity to interview general manager candidates before they are hired.
iii.Manager shall decide which, if any, of the employees of each Hotel shall reside at such Hotel (provided that Owner’s prior approval shall be obtained if more than two (2) such employees and their immediate families reside at any Hotel), and shall be permitted to provide free accommodations and amenities to its employees and representatives living at or visiting any Hotel in connection with its management or operation consistent with Manager’s usual practices for hotels in the System. No person shall otherwise be given gratuitous accommodations or services without prior approval of Owner and Manager, except in accordance with usual practices of the hotel and travel industry.
c.Right to Inspect. Manager shall permit Owner and the applicable Landlord and their respective authorized representatives to inspect or show any Hotel during usual business hours upon not less than twenty-four (24) hours’ notice and to make such repairs as Owner and Landlord are permitted or required to make pursuant to the terms of the Lease, provided that any inspection or repair by Owner or such Landlord or their representatives shall not unreasonably interfere with the use and operation of any Hotel and further provided that, in the event of an emergency as determined by Owner or Landlord in its reasonable discretion, prior notice shall not be required.
Article II

TERM
d.Term. The term of this Agreement for each Hotel shall begin on the applicable Effective Date for such Hotel and shall expire on December 31, 2021 (the “Term”); provided, however, the Term for each Hotel shall automatically be extended for successive periods of one (1) year each, subject to either party’s right to terminate the Term of this Agreement with respect to any Hotel in accordance with the terms hereof.
e.Early Termination. Owner may terminate the Term of this Agreement with respect to any Hotel, for any reason or for no reason at all, by written notice delivered to Manager at least thirty (30) days in advance of such termination. Manager may terminate the Term of this Agreement with respect to any Hotel, for any reason or for no reason at all, by written notice delivered to Owner at least sixty (60) days in advance of such termination.
Article III

COMPENSATION OF MANAGER; DISBURSEMENTS
f.Fees. In consideration of the management services to be performed during the Term for each Hotel, Manager shall be paid the sum of the following for such Hotel:
i.Base Management Fee;
ii.Reservation Fee;
iii.System Fee;
iv.Procurement and Construction Supervision Fee;
v.Loyalty Program Fee; and

vi.Marketing Program Fee.
g.Disbursements. Gross Revenues for each Hotel shall be distributed in the following order of priority:
i.First, to pay all Deductions (excluding the Base Management Fee, the Reservation Fee and the System Fee) for such Hotel;
ii.Second, to Manager, an amount equal to the Base Management Fee, the Reservation Fee and the System Fee for such Hotel;
iii.Third, to Owner, an amount equal to Owner’s Priority for such Hotel;
iv.Fourth, pari passu, (i) to Owner, in an amount necessary to reimburse Owner for all Owner Working Capital Advances and Owner Operating Loss Advances (collectively, “Owner Advances”) for such Hotel which have not yet been repaid pursuant to this Section 3.02, and (ii) to Manager, in an amount necessary to reimburse Manager for all Additional Manager Advances for such Hotel which have not yet been repaid pursuant to this Section 3.02. If at any time the amounts available for distribution to Owner and Manager pursuant to this Section 3.02 are insufficient (a) to repay all such outstanding Owner Advances, and (b) all such outstanding Additional Manager Advances, then Owner and Manager shall be paid from such amounts the amount obtained by multiplying a number equal to the amount of the funds available for distribution by a fraction, the numerator of which is the sum of all such outstanding Owner Advances, or all such outstanding Additional Manager Advances, as the case may be, and the denominator of which is the sum of all such outstanding Owner Advances plus the sum of all such outstanding Additional Manager Advances;
v.Fifth, to the FF&E Reserve Account, an amount equal to the FF&E Reserve Deposit for such Hotel; and
vi.Finally, to Owner, the Owner’s Residual Payment for such Hotel.
h.Timing of Payments.
vii.Payment of the Deductions, excluding the Base Management Fee, the Reservation Fee and the System Fee, shall be made in the ordinary course of business. The Base Management Fee, the Reservation Fee, the System Fee, the Owner’s Priority, the FF&E Reserve Deposit and the Owner’s Residual Payment for each Hotel shall be paid on or before the twentieth (20th) day after close of each calendar month during the Term for such Hotel, based upon Gross Revenues or Gross Room Revenues for such Hotel, as the case may be, as reflected in the Monthly Statement for such Hotel for such month. If any installment of the Base Management Fee, the Reservation Fee, the System Fee or the Owner’s Priority for any Hotel is not paid when due, it shall accrue interest at the Interest Rate. Calculations and payments of the FF&E Reserve Deposit and/or the Owner’s Residual Payment for each Hotel with respect to each calendar month within a calendar year shall be accounted for cumulatively based upon the year-to-date Operating Profit for such Hotel as reflected in the Monthly Statement for such Hotel for such calendar month and shall be adjusted to reflect distributions for prior calendar months in such year. Additional adjustments to all payments will be made on an annual basis based upon the Annual Operating Statement for each Hotel for each Year and any audit conducted pursuant to Section 4.02.B.
viii.Subject to Section 3.03.C, if the portion of Gross Revenues for any Hotel to be distributed to Manager or Owner pursuant to Section 3.02 is insufficient to pay amounts then due in full, any amounts left unpaid shall be paid from and to the extent of such Gross Revenues available therefor at the time distributions are made in successive calendar months until such amounts are paid in full, together with interest thereon, if applicable, and such payments shall be made from such available Gross Revenues in the same order of priority as other payments made on account of such items in successive calendar months.
ix.Other than with respect to Reimbursable Advances, calculations and payments of the fees and other payments in Section 3.02 and distributions of Gross Revenues within a Year shall be accounted for cumulatively within a Year, but shall not be cumulative from one Year to the next. Calculations and payments of Reimbursable Advances shall be accounted for cumulatively within a Year and shall be cumulative from one Year to the next.
Article IV

ACCOUNTING, BOOKKEEPING AND BANK ACCOUNTS; WORKING CAPITAL AND OPERATING LOSSES
i.Accounting, Interim Payment and Annual Reconciliation.
i.Within fifteen (15) days after the close of each calendar month during the Term for any Hotel, Manager shall deliver an accounting (the “Monthly Statement”) to Owner showing Gross Revenues, Gross Room Revenues, occupancy percentage and average daily rate, Deductions, Operating Profit, and applications and distributions thereof for such Hotel for the preceding calendar month and year-to-date.
ii.Within forty-five (45) days after the end of each Year, Manager shall deliver to Owner and the applicable Landlord a statement (the “Annual Operating Statement”) in reasonable detail summarizing the operations of each Hotel for the immediately preceding Year and an Officer’s Certificate setting forth the totals of Gross Revenues, Deductions, and the calculation of the Incentive Management Fee and Owner’s Residual Payment for such Hotel for the preceding Year and certifying that such Annual Operating Statement is true and correct. Manager and Owner shall, within ten (10) Business Days after Owner’s receipt of any such statement, make any adjustments, by cash payment, in the amounts paid or retained for such Year as are required because of variances between the Monthly Statements and the Annual Operating Statement for any Hotel. Any payments shall be made together with interest at the Interest Rate from the date such amounts were due or paid, as the case may be, until paid or repaid. The Annual Operating Statement for each Hotel shall be controlling over the Monthly Statements for such Hotel and shall be final, subject to adjustments required as a result of an audit requested by Owner or any applicable Landlord pursuant to Section 4.02.B.

iii. In addition, Manager shall provide such information relating to each Hotel and public information relating to Manager and its Affiliates that (a) may be reasonably required in order for the applicable Landlord, Owner or SVC, to prepare financial statements in accordance with GAAP or to comply with applicable securities laws and regulations and the SEC’s interpretation thereof, (b) may be reasonably required for the applicable Landlord, Owner or SVC, as applicable, to prepare federal, state or local tax returns, or (c) is of the type that Manager customarily prepares for other hotel owners. The foregoing does not constitute an agreement by Manager either to join any Landlord, Owner or SVC, as applicable, in a filing with or appearance before the SEC or any other regulatory authority or to take or consent to any other action which would cause Manager to be liable to any third party for any statement or information other than those statements incorporated by reference pursuant to clause (a) above.
1.Owner may at any time, and from time to time, provide copies of any of the statements furnished under this Section 4.01 to any Person which has made or is contemplating making a Mortgage, or a prospective purchaser in connection with a Sale of a Hotel, subject to such Person entering into a confidentiality agreement with Manager as Manager may reasonably require.
2.In addition, Owner or the applicable Landlord shall have the right, from time to time at Owner’s or such Landlord’s, as the case may be, sole cost and expense, upon reasonable notice, during Manager’s customary business hours, to cause Manager’s books and records with respect to any Hotel to be audited by auditors selected by Owner or the applicable Landlord, as applicable, at the place or places where such books and records are customarily kept.
j.Books and Records.
i.Books of control and account pertaining to operations at each Hotel shall be kept on the accrual basis and in all material respects in accordance with the Uniform System of Accounts and with GAAP (provided that, to the extent of a conflict, GAAP shall control over the Uniform System of Accounts), or in accordance with such industry standards or such other standards with which Manager is required to comply from time to time, with the exceptions, if any, provided in this Agreement, to the extent applicable, which will accurately record the Gross Revenues and the application thereof. Manager shall retain, for at least three (3) years after the expiration of each Year, reasonably adequate records showing Gross Revenues and the application thereof for such Year. The provisions of this Section 4.02.A shall survive termination.
ii.Owner and any Landlord may, at reasonable intervals during Manager’s normal business hours, examine such books and records including, without limitation, supporting data and sales and excise tax returns. If Owner or any Landlord desires, at its own expense, to audit, examine, or review the Annual Operating Statement, it shall notify Manager in writing within one (1) year after receipt of such statement of its intention to audit and begin such audit within one (1) year after Manager’s receipt of such notice. Owner or the applicable Landlord, as the case may be, shall use commercially reasonable efforts to complete such audit as soon as practicable after the commencement thereof, subject to reasonable extension if any Landlord’s or Owner’s accountant’s inability to complete the audit within such time is caused by Manager. If neither any Landlord nor Owner makes such an audit, then such statement shall be deemed to be conclusively accepted by Owner as being correct, and neither the applicable Landlord nor Owner shall have any right thereafter, except in the event of fraud by Manager, to question or examine the same. If any audit by Owner or any Landlord discloses an understatement or overpayment of any net amounts due Owner or Manager, Manager shall, promptly after completion of the audit, render a statement to Owner and the applicable Landlord setting forth the adjustments required to be made to the distributions under Section 3.02 for such Year as a result of such audit, and Owner and Manager, as the case may be, shall make any additional payments required to comply with such revised statement together with interest at the Interest Rate from the date when due or overpaid. Any dispute concerning the correctness of an audit shall be settled by arbitration. Manager shall pay the cost of any audit revealing understatement of Operating Profit for any Hotel by more than three percent (3%), and such amount shall not be a Deduction. The provisions of this Section 4.02.B shall survive termination.
k.Accounts. All funds derived from the operation of each Hotel shall be deposited by Manager in a bank account(s) in a bank designated by Manager. Withdrawals from such accounts shall be made solely by representatives of Manager whose signatures have been authorized. Reasonable petty cash shall be maintained at each Hotel.
l.Annual Operating Projection.
iii.Owner and Manager acknowledge and agree that, prior to the Effective Date for each Hotel, (i) Owner delivered to Manager a copy of the statement of the estimated financial results of the operation of such Hotel for the forthcoming Year (the “Annual Operating Projection”) that was prepared by the Prior Manager or (b) Owner and Manager agreed upon an Annual Operating Projection for such Hotel.
iv.Following the Effective Date for each Hotel, to the extent applicable, Manager shall furnish to Owner for its review and comment, at least sixty (60) days prior to the beginning of the next Year, an Annual Operating Projection for the forthcoming Year. Such projection shall project the estimated Gross Revenues, Deductions, and Operating Profit for such Hotel. Manager agrees to make qualified personnel from Manager’s staff available to explain such Annual Operating Projections, at Owner’s request. Manager will at all times give good faith consideration to Owner’s suggestions regarding any Annual Operating Projection. Manager shall thereafter submit to Owner, by no later than January 2nd of such Year, a modified Annual Operating Projection if any changes are made following receipt of comments from Owner.
v.Manager shall endeavor to adhere to the Annual Operating Projection for each Hotel unless otherwise agreed by Owner and Manager. It is understood, however, that any Annual Operating Projection is an estimate only and that unforeseen circumstances including the costs of labor, material, services and supplies, casualty, operation of law, or economic and market conditions may make adherence to the Annual Operating Projection impracticable, and Manager shall be entitled to depart therefrom due to causes of the foregoing nature; provided, however, that nothing herein shall be deemed to authorize Manager to take any action prohibited by this Agreement or to reduce Manager’s other rights or obligations hereunder.

m.Working Capital. On the Effective Date for each Hotel, Owner agrees to advance to Manager, as Working Capital, an additional amount equal to either (a) $2,000 multiplied by the number of Guest Rooms at such Hotel if such Hotel is a Full Service Hotel or (b) $1,000 multiplied by the number of Guest Rooms at such Hotel if such Hotel is a Select Service Hotel. Upon notice from Manager, Owner shall have the right, without any obligation and in its sole discretion, to advance additional funds necessary to maintain Working Capital (“Additional Working Capital”) at each Hotel at levels determined by Manager to be reasonably necessary to satisfy the needs of such Hotel as its operation may from time to time require within ten (10) Business Days of such request. Any such request by Manager shall be accompanied by a reasonably detailed explanation of the reasons for the request. If Owner does not advance such Additional Working Capital, Manager shall have the right, without any obligation and in its sole discretion, to fund such Additional Working Capital within ten (10) Business Days after such initial ten (10) day period. All such advances shall be Owner Working Capital Advances or Additional Manager Advances, as applicable.
n.Operating Losses. To the extent there is an Operating Loss at any Hotel for any calendar month, Owner shall fund such Operating Loss within twenty (20) days after Manager has delivered notice thereof to Owner and any Operating Loss funded by Owner shall be an “Owner Operating Loss Advance” for such Hotel.
Article V

REPAIRS, MAINTENANCE AND REPLACEMENTS
o.Manager’s Maintenance Obligation. Manager shall maintain each Hotel, including all private roadways, sidewalks and curbs located thereon, in good order and repair, reasonable wear and tear excepted, and in conformity with Legal Requirements, Insurance Requirements, System Standards (subject to the limitations set forth in this Agreement) and any Existing CC&Rs or Future CC&Rs. Subject to the limitations set forth in this Agreement, Manager shall promptly make or cause to be made all necessary and appropriate repairs, replacements, renewals, and additions thereto of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen. All repairs, renovations, alterations, improvements, renewals, replacements or additions shall be made in a good, workmanlike manner, consistent with Manager’s and industry standards for like hotels in like locales, in accordance with all applicable federal, state and local statutes, ordinances, bylaws, codes, rules and regulations relating to any such work. Manager shall not take or omit to take any action, with respect to any Hotel the taking or omission of which would materially and adversely impair the value of such Hotel or any part thereof for its use as a hotel. The cost and expense incurred in connection with Manager’s obligations hereunder shall be paid either from Gross Revenues or Working Capital for such Hotel or from funds provided by Owner or Landlord with respect to such Hotel, as the case may be. For the avoidance of doubt, nothing contained in this Section 5.01 shall obligate Manager to perform any maintenance, repairs or alterations at any Hotel which would be capitalized under GAAP, and Manager shall not perform any such maintenance, repairs or alterations except in accordance with Section 5.03.

p.Repairs and Maintenance to be Paid from Gross Revenues. Manager shall promptly make or cause to be made, such routine maintenance, repairs and minor alterations as it determines are necessary to comply with Manager’s obligations under Section 5.01. The phrase “routine maintenance, repairs, and minor alterations” shall include only those which are normally expensed under GAAP. The cost of such maintenance, repairs and alterations for any Hotel shall be paid from Gross Revenue or Working Capital for such Hotel.
q.Capital Repairs and Maintenance to be Paid by Owner or Landlord. Only if requested in writing and funded by amounts available in the FF&E Reserve Account for such Hotel or provided by the applicable Landlord or Owner, Manager shall promptly make or cause to be made, any of the items listed below as are necessary to comply with any applicable Legal Requirements or Insurance Requirements:
1.Replacements, renewals and additions related to the FF&E at a Hotel;
2.Routine or nonmajor repairs, renovations, renewals, additions, alterations, improvements or replacements and maintenance which are normally capitalized (as opposed to expensed) under GAAP, such as exterior and interior repainting; resurfacing building walls, floors, roofs and parking areas; and replacing folding walls and the like (but which are not major repairs, alterations, improvements, renewals, replacements, or additions to a Hotel’s structure, roof, or exterior façade, or to its mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems); and
3.Major repairs, renovations, additions, alterations, improvements, renewals or replacements to a Hotel including, without limitation, with respect to such Hotel’s structure, roof, or exterior façade, and to such Hotel’s mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems.
Notwithstanding the foregoing, Manager shall replace the existing signage and computer systems at each Hotel with signage and computer systems which are consistent with the Operating Standards, the cost of which shall be agreed upon between Manager and Owner prior to Manager’s installation of the same. Otherwise, Manager shall not incur any capital expenditures or perform any capital improvements at any Hotel without the express prior written consent of Owner, which consent may be withheld by Owner in its sole and absolute discretion.
In consideration for Manager’s services under this Section 5.03, Manager shall receive the Procurement and Construction Supervision Fee which shall be included in related draws from the FF&E Reserve as amounts generating such fees are paid. The documentation of draws from the FF&E Reserve shall separately reflect the corresponding Procurement and Construction Supervision Fee.

r.FF&E Reserve Account.
vi.Manager shall establish an interest-bearing account, in Owner’s name, in a bank designated by Manager (and approved by Owner, such approval not to be unreasonably withheld), into which all FF&E Reserve Deposits shall be paid (the “FF&E Reserve Account”).

Funds on deposit in the FF&E Reserve Account (the “FF&E Reserves”) shall not be commingled with any other funds without Owner’s consent.
vii.The FF&E Reserves may be applied by Manager only to the reasonable costs of replacing the existing signage and computer systems at each Hotel as of the Effective Date for such Hotel and the payment of any other capital expenditure expressly approved by Owner in writing.
viii.In addition to the FF&E Reserve Deposit, other than Owner’s or Manager’s personal property, all materials or FF&E which are scrapped or removed in connection with the making of any major or non-major repairs, renovation, additions, alterations, improvements, removals or replacements shall be disposed of by Manager and the net proceeds thereof shall be deposited into the FF&E Reserve Account and not included in Gross Revenues.
ix.Manager shall be the only Party entitled to withdraw funds from the FF&E Reserve Account unless and until a Manager Event of Default shall occur. Following the occurrence of a Manager Event of Default, Manager shall not have the right to withdraw funds from the FF&E Reserve Account without Owner’s prior written consent.
x.Upon the expiration or earlier termination of the Term with respect to any Hotel, Manager shall disburse to Owner or Landlord, or as Owner or Landlord shall direct, all remaining FF&E Reserves with respect to such Hotel after payments of all expenses on account of capital expenditures incurred by Manager during the Term for such Hotel in accordance with this Agreement.
s.Ownership of Replacements. All repairs, renovations, additions, alterations, improvements, renewals or replacements made pursuant to this Agreement (if any) and all FF&E Reserves, shall, except as otherwise provided in this Agreement, be the property of the applicable Landlord or Owner, as applicable, as provided under the Lease.
Article VI

INSURANCE, DAMAGE AND CONDEMNATION
t.General Insurance Requirements. Manager shall, at all times during the Term for each Hotel, keep (or cause to be kept) such Hotel and all property located therein or thereon, insured against the risks, including business interruption, and in such amounts as Owner and Manager shall agree and as may be commercially reasonable. Any disputes regarding such matters not resolved by the parties within ten (10) Business Days (which period may be extended upon mutual agreement of the parties) shall be resolved by arbitration.
u.Waiver of Subrogation. Owner and Manager agree that (insofar as and to the extent that such agreement may be effective without invalidating or making it impossible to secure insurance coverage from responsible insurance companies doing business in the applicable State) with respect to any property loss which is covered by insurance then being carried by Owner or Manager, the party carrying such insurance and suffering said loss releases the others of and from any and all claims with respect to such loss; and they further agree that their respective insurance companies (and, if Owner or Manager shall self insure in accordance with the terms hereof, Owner or Manager, as the case may be) shall have no right of subrogation against the other on account thereof, even though extra premium may result therefrom. If any extra premium is payable by Manager as a result of this provision, Owner shall not be liable for reimbursement to Manager for such extra premium.
v.Risk Management. Manager shall be responsible for the provision of risk management oversight at each Hotel during the Term for such Hotel.
w.Damage and Repair.
i.If, during the Term for any Hotel, such Hotel is damaged or destroyed by fire, casualty or other cause in any material respect, Owner shall give written notice to Manager if Owner wishes to terminate this Agreement for such Hotel on account thereof. If this Agreement is not terminated with respect to the affected Hotel, Manager shall promptly repair and restore such Hotel on such terms as Owner and Manager shall agree. If this Agreement is terminated with respect to the affected Hotel, the applicable Landlord shall be entitled to retain the insurance proceeds payable on account of such damage.
ii.All business interruption insurance proceeds payable with respect to the Term for an affected Hotel shall be paid to Manager and included in Gross Revenues. Any casualty which does not result in a termination of this Agreement shall not excuse the payment of sums due to Owner hereunder.
x.Condemnation. If, during the Term for any Hotel, the whole or any material portion of such Hotel shall be taken by Condemnation, this Agreement shall terminate with respect to such Hotel and Owner and the applicable Landlord shall seek the Award for their interests in such Hotel as provided in the Lease. If, during the Term for any Hotel, there is a partial Condemnation of less than a material portion of such Hotel, Owner shall give written notice to Manager if Owner wishes to terminate this Agreement for such Hotel on account thereof. If this Agreement is not terminated by Owner with respect to the affected Hotel, Manager shall promptly repair and restore such Hotel on such terms as Owner and Manager shall agree. Following any Condemnation, Manager shall have the right to initiate such proceedings as it deems advisable to recover any damages to which Manager may be entitled; provided, however, that Manager shall be entitled to retain any Award it may obtain through such proceedings which are conducted separately from those of Owner and the applicable Landlord only if such Award does not reduce the Award otherwise available to Owner and such Landlord. Any Award received by any Mortgagee under a Mortgage on the affected Hotel shall be deemed to be an award of compensation received by the applicable Landlord.
Article VII

TAXES
y.Real Estate and Personal Property Taxes.

i.Subject to Section 11.17 relating to permitted contests, Manager shall pay, from Gross Revenues for each Hotel, all Impositions with respect to such Hotel, before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and shall promptly, upon request, furnish to the applicable Landlord and Owner copies of official receipts or other reasonably satisfactory proof evidencing such payments. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Manager may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term for each Hotel as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Manager shall, upon request, provide such data as is maintained by Manager with respect to any Hotel as may be necessary to prepare any required returns and reports by Owner or the applicable Landlord.
Owner shall give, and will use reasonable efforts to cause the applicable Landlord to give, copies of official tax bills and assessments which it may receive with respect to each Hotel and prompt notice to Owner and Manager of all Impositions payable by Owner under the Lease of which Owner or such Landlord, as the case may be, at any time has knowledge; provided, however, that any Landlord’s or Owner’s failure to give any such notice shall in no way diminish Manager’s obligation hereunder to pay such Impositions (except that Owner or the applicable Landlord, as applicable, shall be responsible for any interest or penalties incurred as a result of such Landlord’s or Owner’s, as applicable, failure promptly to forward the same).
ii.Notwithstanding anything herein to the contrary, each of Owner and Manager shall pay from its own funds (and not from Gross Revenues of any Hotel) any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax imposed on Owner or Manager, as applicable, or any income tax imposed (but not gross receipt or general excise taxes) on any income of Owner or Manager (including distributions pursuant to Article III).
Article VIII

OWNERSHIP OF THE HOTELS
z.Ownership of the Hotels.
i.Owner and each applicable Landlord hereby covenant that none of them will hereafter impose or consent to the imposition of any liens, encumbrances or other charges on any Hotel, except as follows:
1.easements or other encumbrances that do not adversely affect the operation of the affected Hotel by Manager and that are not prohibited pursuant to Section 8.02;
2.Mortgages and related security instruments;

3.liens for taxes, assessments, levies or other public charges not yet due or due but not yet payable; or
4.equipment leases for office equipment, telephone, motor vehicles and other property approved by Manager.
i.Subject to liens permitted by Section 8.01.A, Owner and each applicable Landlord covenant that, so long as there then exists no Manager Event of Default, Manager shall quietly hold, occupy and enjoy each Hotel throughout the Term for such Hotel free from hindrance, ejection or molestation by Owner or such Landlord or other party claiming under, through or by right of either of them. Owner agrees to pay and discharge any payments and charges and, at its expense, to prosecute all appropriate actions, judicial or otherwise, necessary to assure such free and quiet occupation as set forth in the preceding sentence.
aa.No Covenants, Conditions or Restrictions.
i.Owner and Landlord agree that, during the Term with respect to any Hotel, any covenants, conditions or restrictions, including reciprocal easement agreements or costsharing arrangements affecting such Hotel (collectively “Future CC&Rs”) which would (i) prohibit or limit Manager from operating such Hotel in accordance with System Standards, including related amenities of the Hotel; (ii) allow such Hotel’s facilities (for example, parking spaces) to be used by persons other than guests, invitees or employees of such Hotel; (iii) allow such Hotel’s facilities to be used for specified charges or rates that have not been approved by Manager; or (iv) subject such Hotel to exclusive arrangements regarding food and beverage operation or retail merchandise, will not be entered into unless Manager has given its prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. Manager hereby consents to any easements, covenants, conditions or restrictions, including without limitation any reciprocal easement agreements or cost-sharing agreements which affect any Hotel and existed as of the Effective Date for such Hotel (collectively, the “Existing CC&Rs”).
ii.All financial obligations imposed on Owner or on any Hotel pursuant to any Future CC&Rs for which Manager’s consent was required under Section 8.02.A, but not obtained, shall be paid by Owner.
iii.Manager shall manage, operate, maintain and repair each Hotel in compliance with all obligations imposed on Owner, the applicable Landlord or such Hotel pursuant to any Existing CC&Rs or Future CC&Rs (unless Manager’s consent was required under Section 8.02.A, but not obtained) to the extent such Existing CC&Rs and Future CC&Rs relate to the management, operation, maintenance and repair of such Hotel.
ab.Liens; Credit. Manager and Owner shall use commercially reasonable efforts to prevent any liens from being filed against any Hotel which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to such Hotel. Manager and Owner shall cooperate, and Owner shall cause the applicable Landlord to cooperate, in obtaining the release of any such liens. In no event shall any party borrow money in the name of, or pledge the credit of, any other party. Manager shall not allow any lien to exist with respect to its interest in this Agreement.
Subject to encumbrances permitted under Section 8.01, Manager shall not, to the extent funds to pay the same are available or provided on a timely basis as required hereunder, directly or indirectly, create or allow to remain and shall promptly discharge any lien, encumbrance, attachment, title retention agreement or claim upon any Hotel, except (a) existing liens for those taxes of the applicable Landlord which Manager is not required to pay hereunder, (b) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (i) the same are not yet due and payable, or (ii) are being contested in accordance with Section 11.17, (c) liens of mechanics, laborers, materialmen, suppliers or vendors incurred in the ordinary course of business that are not yet due and payable or are for sums that are being contested in accordance with Section 11.17 and (d) any Mortgages or other liens which are the responsibility of the applicable Landlord.
ac.Financing. Each applicable Landlord shall be entitled to encumber one or more of its Hotels with a Mortgage on commercially reasonable terms and, in such event, all right and interest of Manager in and to the affected Hotel, shall be subject and subordinate to such Mortgage.
Article IX

DEFAULTS
ad.Manager Events of Default. Each of the following shall constitute a “Manager Event of Default”:
i.The filing by Manager of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law, or the admission by Manager that it is unable to pay its debts as they become due, or the institution of any proceeding by Manager for its dissolution or termination.
ii.The consent by Manager to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by Manager.
iii.The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Manager as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of Manager’s assets, and such order, judgment or decree continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive).
iv.At Owner’s election, the failure of Manager to make any payment required to be made in accordance with the terms of this Agreement on or before the date due, which failure continues for five (5) Business Days after notice from Owner.

v.At Owner’s election, the failure of Manager to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement on or before the date required for the same, which failure continues for thirty (30) days after notice from Owner, or, if the Manager Event of Default is susceptible of cure, but such cure cannot be accomplished within such thirty (30) day period, if Manager fails to commence the cure of such Manager Event of Default within fifteen (15) days of such notice or thereafter fails to diligently pursue such efforts to completion, provided in no event shall such additional time exceed ninety (90) days.
vi.At Owner’s election, the failure of Manager to maintain insurance coverages required to be maintained by Manager under Article VI, which failure continues for five (5) Business Days after notice from Owner (except that no notice shall be required if any such insurance coverage shall have lapsed).
ae.Remedies for Manager Events of Default. In the event of a Manager Event of Default, Owner shall have the right to institute any and all proceedings permitted by law or equity, including, without limitation, actions for specific performance and/or damages.
af.Owner Events of Default. Each of the following shall constitute an “Owner Event of Default” to the extent permitted by applicable law:
i.The filing by Owner or SVC of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law, or the admission by Owner that it is unable to pay its debts as they become due, or the institution of any proceeding by Owner for its dissolution or termination.
ii.The consent by Owner or SVC to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by Owner.
iii.The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Owner or SVC as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of Owner’s or SVC’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive).
iv.At Manager’s option, the failure of Owner to make any payment required to be made in accordance with the terms of this Agreement on or before the due date, which failure continues for five (5) Business Days after notice from Manager.
v.At Manager’s option, the failure of Owner to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, which failure continues for thirty (30) days after notice from Manager, or, if the Owner Event of Default is susceptible of cure, but such cure cannot be accomplished within such thirty (30) day period, if Owner fails to commence the cure of such Owner Event of Default within fifteen (15) days of such notice or thereafter fails to diligently pursue such efforts to completion, provided that in no event shall such additional time exceed ninety (90) days.

vi.The occurrence of an event of default beyond any applicable notice and cure period under any obligation, agreement, instrument or document which is secured in whole or in part by Owner’s or Landlord’s interest in the Hotel or the acceleration of the indebtedness secured thereby or the commencement of a foreclosure thereunder.
ag.Remedies for Owner Events of Default. In the event of an Owner Event of Default, Manager shall have the right to institute any and all proceedings permitted by law or equity, including, without limitation, actions for specific performance and/or damages.
Article X

ASSIGNMENT AND SALE
ah.Assignment.
i.Except as provided in Section 10.01.B, Manager shall not assign, mortgage, pledge, hypothecate or otherwise transfer its interest in all or any portion of this Agreement or any rights arising under this Agreement or suffer or permit such interests or rights to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or operation of any Hotel by anyone other than Manager or Owner. For the purposes of this Section 10.01, an assignment of this Agreement shall be deemed to include a Change of Control.
ii.Notwithstanding Section 10.01.A, Manager shall have the right, without Owner’s consent, to:
1.assign this Agreement (whether directly or pursuant to the direct or indirect transfer of interests in Manager) in connection with the sale of all or substantially all of the business and assets of Manager to a third party; provided such third party assumes in writing the obligations of Manager under this Agreement;
2.assign this Agreement as a result of a Change of Control arising as a result of a transfer or issuance of capital stock of Sonesta Holdco permitted by the Stockholders Agreement;
3.assign this Agreement to another Subsidiary of Manager; provided such Subsidiary assumes in writing the obligations of Manager under this Agreement; and
4.sublease or grant concessions or licenses to shops or any other space at any Hotel so long as the terms of any such subleases or concessions do not exceed the Term for such Hotel or are terminable upon not more than thirty (30) days’ prior written notice without payment of any fees or penalties, provided that (a) such subleases or concessions are for newsstand, gift shop, parking garage, health club, restaurant, bar, commissary, retail, office or rooftop antenna purposes or similar concessions or uses, (b) such subleases are on commercially reasonable terms, and (c) such subleases or concessions will not violate or affect any Legal Requirement or Insurance Requirement, and Manager shall obtain or cause the subtenant to obtain such additional insurance coverage applicable to the activities to be conducted in such subleased space as Landlord and any Mortgagee may reasonably require.
iii.Notwithstanding Section 10.01.B, Manager may not assign, mortgage, pledge, hypothecate or otherwise transfer its interest in all or any portion of this Agreement to any Person (or any Affiliate of any Person) who (a) does not have sufficient experience to fulfill Manager’s obligations with respect to each Hotel under this Agreement, (b) is known in the community as being of bad moral character, or has been convicted of a felony in any state or federal court, or is in control of or controlled by Persons who have been convicted of felonies in any state or federal court; or (c) is, or has an Affiliate that is, a Specially Designated National or Blocked Person.
iv.Owner shall not assign or transfer its interest in this Agreement without the prior written consent of Manager; provided, however, Owner shall have the right without such consent (1) to assign its interest hereunder to Landlord or an Affiliate of Landlord under the terms of the Lease, (2) to assign its interest hereunder to Manager or an Affiliate of Manager, and (3) to assign its interest hereunder to an Affiliate of Owner in a corporate restructuring of Owner or any of its Affiliates, provided such Affiliate satisfied the criteria of Section 10.01.C.
v.If either party consents to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such other party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. An assignment by Owner of its interest in this Agreement approved or permitted pursuant to the terms hereof shall relieve Owner from its obligations under this Agreement arising from and after the effective date of such assignment. An assignment by Manager of its interest in this Agreement shall not relieve Manager from its obligations under this Agreement unless such assignment occurs in the context of a sale of all or substantially all of the business of Manager and which is otherwise permitted or approved, if required, pursuant to this Agreement, in which event Manager shall be relieved from such obligations arising from and after the effective date of such assignment.
ai.Amendment of the Lease. The Lease shall not be amended or modified in any way which would materially reduce Manager’s rights hereunder or impose any material cost, expense or obligation on Manager.
Article XI

MISCELLANEOUS
aj.Right to Make Agreement. Each party warrants, with respect to itself, that neither the execution of this Agreement nor the finalization of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term for each Hotel, the full right to enter into this Agreement and perform its obligations hereunder.
ak.Actions By Manager. Manager covenants and agrees that it shall not take any action which would be binding upon Owner or any Landlord except to the extent it is permitted to do so pursuant to the terms of this Agreement.
al.Relationship. In the performance of this Agreement, Manager shall act solely as an independent contractor. Neither this Agreement nor any agreements, instruments, documents or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Manager a partner, joint venturer with, or agent of, Owner. Owner and Manager agree that neither party will make any contrary assertion, claim or counterclaim in any action, suit, arbitration or other legal proceedings involving Owner and Manager. Nothing contained herein is intended to, nor shall be construed as, creating any landlord-tenant relationship between Manager and Owner or between Manager and any Landlord. Each of Manager and Owner shall prepare and shall cause their Affiliates to prepare their financial statements and tax returns consistent with the foregoing characterization.
am.Applicable Law. The Agreement shall be construed under and shall be governed by the laws of the State of Maryland, without regard to its “choice of law” rules.
an.Notices. Notices, statements and other communications to be given under the terms of the Agreement shall be in writing and delivered by hand against receipt or sent by Express Mail service or by nationally recognized overnight delivery service, addressed to the parties as follows:
To Owner:        Cambridge TRS, Inc.
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attn: President
Phone: (617) 964-8389
Fax: (617) 969-5730

To Manager:        Sonesta International Hotels Corporation
Two Newton Place
255 Washington Street
Newton, Massachusetts 02458
Attn: President
Phone: (617) 421-5400
Fax: (617) 928-1305

or at such other address as is from time to time designated by the party receiving the notice. Any such notice that is given in accordance herewith shall be deemed received when delivery is received or refused, as the case may be. Additionally, notices may be given by facsimile transmission, provided that a hard copy of the transmission shall be delivered to the addressee by nationally recognized overnight delivery service by no later than the second (2nd) Business Day following such transmission. Facsimiles shall be deemed delivered on the date of such transmission, if sent on a Business Day and received during the receiving party’s normal business hours or, if not received during the receiving party’s normal business hours, then on the next succeeding Business Day.
ao.Confidentiality. The parties hereto agree that the matters set forth in this Agreement are strictly confidential and each party will make every effort to ensure that the information is not disclosed to any outside person or entities (including the press) without the prior written consent of the other party except as may be appropriate or required by law, including the rules and regulations of the SEC or any stock exchange applicable to Owner or its Affiliates, in any report, prospectus or other filing made by Owner or its Affiliates with the SEC or any such stock exchange, or in a press release issued by a party or its Affiliates which is consistent with its investor relations program conducted in the ordinary course, and as may be reasonably necessary to obtain licenses, permits, and other public approvals necessary for the refurbishment or operation of the Hotel, or, subject to Section 4.01.C(2), in connection with financing or proposed financing of any Hotel, a Sale of any Hotel, or a sale of a Controlling Interest in Owner.
ap.Projections. Owner acknowledges that any written or oral projections, pro formas, or other similar information that has been, prior to execution of this Agreement, or will, during the Term, be provided by Manager, or any Affiliate to Owner is for information purposes only and that Manager and any such Affiliate do not guarantee that the Hotel will achieve the results set forth in any such projections, pro formas, or other similar information. Any such projections, pro formas, or other similar information are based on assumptions and estimates, and unanticipated events may occur subsequent to the date of preparation of such projections, pro formas, and other similar information. Therefore, the actual results achieved by the Hotel are likely to vary from the estimates contained in any such projections, pro formas, or other similar information and such variations might be material.
aq.Actions to be Taken Upon Termination. Upon termination of this Agreement with respect to any Hotel:
i.Manager shall, within ninety (90) days after such termination, prepare and deliver to Owner a final accounting statement (a “Final Statement”) with respect to such Hotel, consistent with the Annual Operating Statement, along with a statement of any sums due Manager as of the date of termination. Within thirty (30) days of the receipt by Owner of such Final Statement, the parties will make any adjustments, by cash payment, in the amounts paid or retained as are needed because of the figures set forth in such Final Statement. Any payments shall be made together with interest at the Interest Rate from the date such amounts were due or paid, as the case may be, until paid or repaid. If any dispute shall arise with respect to any Final Statement which cannot be resolved by the parties within the thirty (30) day period, it shall be settled by arbitration; provided, however, any cash adjustments relating to items which are not in dispute shall be made within the thirty (30) day period. The cost of preparing a Final Statement shall be a Deduction, unless the termination occurs as a result of a Manager Event of Default or an Owner

Event of Default, in which case the defaulting party shall pay such cost. Manager and Owner acknowledge that there may be certain adjustments for which the information will not be available at the time of a Final Statement and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available, provided, however, that all accounts shall be deemed final as of the second (2nd) anniversary of the date of termination.
ii.Manager shall disburse to Owner all Working Capital for such Hotel (excluding funds to be held in escrow pursuant to Section 11.08.I) remaining after payment of all Deductions and all amounts then payable to Manager or Owner with respect to such Hotel.
iii.Manager shall make available to Owner such books and records as will be needed by Owner to prepare the accounting statements, in accordance with the Uniform System of Accounts, for such Hotel for the Year in which the termination occurs and for any subsequent Year.
iv.Manager shall (to the extent permitted by law) assign to Owner or its designee all operating licenses and permits for such Hotel which have been issued in Manager’s name (including liquor and restaurant licenses, if any).
v.If Owner does not exercise its right under Section 11.08.G and/or a successor Manager is not a franchisee of Manager, Manager shall have the option, to be exercised within thirty (30) days after termination, to purchase at their then book value, any items of Inventories and Fixed Asset Supplies marked with any Trade Name or other trade name, symbol, logo or design of Manager. If Manager does not exercise such option, Owner agrees that any such items not so purchased will be used exclusively at such Hotel until they are consumed.
vi.Manager shall, at Owner’s sole cost and expense, use commercially reasonable efforts to cooperate with Owner or its designee in connection with the transfer of management of such Hotel including processing of all applications for licenses, operating permits and other governmental authorizations and the assignment of all contracts entered into by Manager with respect to the use and operation of such Hotel as then operated, but excluding all insurance contracts and multi-property contracts not limited in scope to such Hotel (if applicable) and all contracts with Affiliates of Manager.
vii.Owner or its designee shall be entitled (but not obligated) to operate such Hotel under the Trade Names for a period of one (1) year following termination in consideration for which Owner or its designee shall pay the then standard franchise fees of Manager and its Affiliates and shall comply with the other applicable terms and conditions of the form of franchise agreement then being entered into and Manager will continue to provide services to such Hotel including, reservations and communication services; provided, however, that all such services shall be provided in accordance with the applicable terms and conditions of the form of franchise agreement.
viii.Any computer software (including upgrades and replacements) at such Hotel owned by Manager, an Affiliate, or the licensor of any of them is proprietary to Manager, such Affiliate, or the licensor of any of them and shall in all events remain the exclusive property of Manager, the Affiliate or the licensor of any of them, as the case may be, and nothing contained in this Agreement shall confer on Owner the right to use any of such software. Manager shall have the right to remove from such Hotel without compensation to Owner any computer software (including upgrades and replacements), including, without limitation, the System software, owned by Manager, any Affiliate or the licensor of any of them and any computer equipment utilized as part of a centralized reservation system or owned by a party other than Owner.
ix.If this Agreement is terminated for any reason other than by reason of a Manager Event Default, and excluding a termination as a result of the expiration of the Term, an escrow fund shall be established from Gross Revenues of each Hotel to reimburse Manager for all reasonable costs and expenses incurred by Manager in terminating its employees at such Hotel, such as severance pay, unemployment compensation, employment relocation, and other employee liability costs arising out of the termination of employment of such employees. If Gross Revenues are insufficient to meet the requirements of such escrow fund, then Manager shall have the right to withdraw the amount of such expenses from Working Capital or any other funds of Owner with respect to such Hotel held by or under the control of Manager. Owner or its designee shall have the right to offer employment to any employee whom Manager proposes to terminate and Manager shall cooperate with Owner in connection therewith.
x.Manager shall peacefully vacate and surrender such Hotel to Owner.
The provisions of this Section 11.08 shall survive termination.
ar.Trademarks, Trade Names and Service Marks. The names “Sonesta,” “Royal Sonesta,” “Sonesta Suites,” “Sonesta ES Suites” and “Sonesta Resorts” (each of the foregoing names, together with any future brand names that may be developed by Manager or its Affiliates and/or any combination thereof, collectively, the “Trade Names”) when used alone or in connection with another word or words, and the Sonesta trademarks, service marks, other trade names, symbols, logos and designs shall in all events remain the exclusive property of Manager and except as provided in Section 11.08.E and 11.08.G, nothing contained in this Agreement shall confer on Owner the right to use any of the Trade Names, or the Sonesta trademarks, service marks, other trade names, symbols, logos or designs affiliated or used therewith. Except as provided in Section 11.08.E and 11.08.G, upon termination of this Agreement, any use of any of the Trade Names, or any of the Sonesta trademarks, service marks, other trade names, symbols, logos or designs at the Hotel shall cease and Owner shall promptly remove from the Hotel any signs or similar items which contain any of the Trade Names, trademarks, service marks, other trade names, symbols, logos or designs. If Owner has not removed such signs or similar items within ten (10) Business Days, Manager shall have the right to do so. The cost of such removal shall be a Deduction. Included under the terms of this Section 11.09 are all trademarks, service marks, trade names, symbols, logos or designs used in conjunction with the Hotel, including restaurant names, lounge names, etc., whether or not the marks contain the “Sonesta” name. The right to use such trademarks, service marks, trade names, symbols, logos or designs belongs exclusively to Manager, and the use thereof inures to the benefit of Manager whether or not the same are registered and regardless of the source of the same. The provisions of this Section 11.09 shall survive termination.
as.Waiver. The failure of either party to insist upon a strict performance of any of the terms or provisions of the Agreement, or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.
at.Partial Invalidity. If any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, or otherwise, this Agreement shall be construed as if such portion had not been so inserted except when such construction would operate as an undue hardship on Manager or Owner or constitute a substantial deviation from the general intent and purpose of the parties as reflected in this Agreement.
au.Survival. Except as otherwise specifically provided herein, the rights and obligations of the parties herein shall not survive any termination of this Agreement.
av.Negotiation of Agreement. Each of Manager and Owner is a business entity having substantial experience with the subject matter of this Agreement and has fully participated in the negotiation and drafting of this Agreement. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the draftsman. No inferences shall be drawn from the fact that the final, duly executed Agreement differs in any respect from any previous draft hereof.
aw.Entire Agreement. This Agreement, together with any other agreements or writings signed by the parties that expressly state they are supplemental to, or supersede any provision of, this Agreement, and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties as of the Effective Date and supersedes all prior understandings and writings, and may be changed only by a writing signed by the parties hereto.
ax.Affiliates. Manager shall be entitled to contract with companies that are Affiliates (or companies in which Manager has an ownership interest if such interest is not sufficient to make such a company an Affiliate) to provide goods and/or services to any Hotel provided that the prices and/or terms for such goods and/or services are competitive. Additionally, Manager may contract for the purchase of goods and services for any Hotel with third parties that have other contractual relationships with Manager and its Affiliates, so long as the prices and terms are competitive. In determining whether such prices and/or terms are competitive, they will be compared to the prices and/or terms which would be available from reputable and qualified parties for goods and/or services of similar quality, and the goods and/or services which are being purchased shall be grouped in reasonable categories, rather than being compared item by item. Any dispute as to whether prices and/or terms are competitive shall be settled by arbitration. The prices paid may include overhead and the allowance of a reasonable return to Manager’s Affiliates (or companies in which Manager has an ownership interest if such interest is not sufficient to make such a company an Affiliate), provided that such prices are competitive. Owner acknowledges and agrees that, with respect to any purchases of goods and/or services pursuant to this Section 11.15, Manager’s Affiliates may retain for their own benefit any allowances, credits, rebates, commissions and discounts received with respect to any such purchases.
ay.Disputes.
xi.Disputes. Any disputes, claims or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including any disputes, claims or controversies brought by or on behalf of a party hereto, a direct or indirect parent of a party, or any holder of equity interests (which, for purposes of this Section 11.16, shall mean any holder of record or any beneficial owner of equity interests, or any former holder of record or beneficial owner of equity interests) of a party, either on its own behalf, on behalf of a party or on behalf of any series or class of equity interests of a party or holders of any equity interests of a party against a party or any of their respective trustees, directors, members, officers, managers (including The RMR Group LLC or its parent and their respective successor), agents or employees, including any disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance, application or enforcement of this Agreement, including the agreements set forth in this Section 11.16, or the governing documents of a party (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute or Disputes, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) then in effect, except as those Rules may be modified in this Section 11.16. For the avoidance of doubt, and not as a limitation, Disputes are intended to include (i) derivative actions against the trustees, directors, officers or managers of a party and class actions by a holder of equity interests against those Persons and a party and (ii) a Dispute made derivatively on behalf of one party against another party.
xii.Selection of Arbitrators. There shall be three (3) arbitrators. If there are only two (2) parties to the Dispute, each party shall select one (1) arbitrator within fifteen (15) days after receipt by respondent of a copy of a demand for arbitration. Such arbitrators may be affiliated or interested persons of such parties. If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one (1) arbitrator within fifteen (15) days after receipt of a demand for arbitration. Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be. If either a claimant (or all claimants) or a respondent (or all respondents) fail(s) to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request the AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date the AAA provides such list to select one (1) of the three (3) arbitrators proposed by the AAA. If the party (or parties) fail(s) to select the second (2nd) arbitrator by that time, the party (or parties) who have appointed the first (1st) arbitrator shall then have ten (10) days to select one (1) of the three (3) arbitrators proposed by the AAA to be the second (2nd) arbitrator; and, if they should fail to select the second (2nd) arbitrator by such time, the AAA shall select, within fifteen (15) days thereafter, one (1) of the three (3) arbitrators it had proposed as the second (2nd) arbitrator. The two (2) arbitrators so appointed shall jointly appoint the third (3rd) and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second (2nd) arbitrator. If the third (3rd) arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.
xiii.Location of Arbitration. Any arbitration hearings shall be held in Boston, Massachusetts, unless otherwise agreed by the parties, but the seat of arbitration shall be Maryland.
xiv.Scope of Discovery. There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators. For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.
xv.Arbitration Award. In rendering an award or decision (an “Arbitration Award”), the arbitrators shall be required to follow the laws of the State of Maryland, without regard to principles of conflicts of law. Any arbitration proceedings or Arbitration Award rendered hereunder, and the validity, effect and interpretation of the agreements set forth in this Section 11.16 shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. An Arbitration Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based. Any monetary Arbitration Award shall be made and payable in U.S. dollars free of any tax, deduction or offset. Subject to this Section 11.16, each party against which an Arbitration Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date such Arbitration Award becomes final or such other date as such Arbitration Award may provide.
xvi.Costs. Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties thereto, to the maximum extent permitted by Maryland law, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an Arbitration Award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of a party’s Arbitration Award to the claimant or the claimant’s attorneys. Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.
xvii.Appeals. Notwithstanding any language to the contrary in this Agreement, any Arbitration Award, including but not limited to any interim Arbitration Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). An Arbitration Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of an Arbitration Award by filing a notice of appeal with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof. For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, the above paragraph relating to costs and expenses shall apply to any appeal pursuant to this Section 11.16 and the appeal tribunal shall not render an Arbitration Award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.
xviii.Final Judgment. Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in the above paragraph, an Arbitration Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators. Judgment upon an Arbitration Award may be entered in any court having jurisdiction. To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any Arbitration Award made, except for actions relating to enforcement of the agreements set forth in this Section 11.16 or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.
xix.Intended Beneficiaries. This Section 11.16 is intended to benefit and be enforceable by the parties hereto and their respective shareholders, stockholders, members, beneficial interest owners, direct and indirect parents, trustees, directors, officers, managers (including The RMR Group LLC or its parent and their respective successor), members, agents or employees and their respective successors and assigns and shall be binding on the parties, and such Persons and be in addition to, and not in substitution for, any other rights to indemnification or contribution that such Persons may have by contract or otherwise.
az.Permitted Contests. Manager shall have the right to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim (collectively, “Claims”) as to any Hotel, by appropriate legal proceedings, conducted in good faith and with due diligence, provided that (a) such contest shall not cause the applicable Landlord or Owner to be in default under any Mortgage or reasonably be expected to result in a lien attaching to such Hotel, unless such lien is fully bonded or otherwise secured to the reasonable satisfaction of such Landlord, (b) no part of such Hotel nor any Gross Revenues therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, and (c) Manager shall indemnify and hold harmless Owner and Landlord from and against any cost, claim, damage, penalty or reasonable expense, including reasonable attorneys’ fees, incurred by Owner or Landlord in connection therewith or as a result thereof. Owner and the applicable Landlord shall sign all required applications and otherwise cooperate with Manager in expediting the matter, provided that neither Owner nor such Landlord shall thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith), and any such costs or expenses incurred in connection therewith shall be paid as a Deduction. Each Landlord shall agree to join in any such proceedings if required legally to prosecute such contest, provided that such Landlord shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith) and Manager agrees by agreement in form and substance reasonably satisfactory to such Landlord, to assume and indemnify such Landlord. Any amounts paid under any such indemnity of Manager to Owner or Landlord shall be a Deduction. Any refund of any Claims and such charges and penalties or interest thereon shall be paid to Manager and included in Gross Revenues.
ba.Indemnification. Notwithstanding the existence of any insurance provided for herein and without regard to the policy limits of any such insurance, Manager shall protect, indemnify and hold harmless Owner and each Landlord for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Owner or such Landlord by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about any Hotel or adjoining sidewalks or rights of way under Manager’s control, (b) any use, misuse, non-use, condition, management, maintenance or repair by Manager or anyone claiming under Manager of any Hotel or Owner’s Personal Property or any litigation, proceeding or claim by governmental entities or other third parties to which Owner or any Landlord is made a party or participant relating to any Hotel or Owner’s Personal Property or such use, misuse, non-use, condition, management, maintenance, or repair thereof including, failure to perform obligations (other than Condemnation proceedings) to which Owner or any Landlord is made a party, (c) any Impositions that are the obligations of Manager to pay pursuant to the applicable provisions of this Agreement, and (d) infringement and other claims relating to the propriety marks of Manager or its Affiliates; provided, however, that Manager’s obligations hereunder shall not apply to any liability, obligation, claim, damage, penalty, cause of action, cost or expense to the extent the same arises from any negligence or willful misconduct of Owner or any Landlord or their respective employees, agents or invitees. Manager, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Owner or any Landlord (but shall not be responsible for any duplicative attorneys’ fees incurred by Owner or any Landlord) or may compromise or otherwise dispose of the same, with Owner’s or such Landlord’s, as appropriate, prior written consent (which consent may not be unreasonably withheld or delayed). If Owner or any Landlord unreasonably delays or withholds consent, Manager shall not be liable under this Section 11.18 for any incremental increase in costs or expenses resulting therefrom. The obligations under this Section 11.18 shall survive termination.
bb.Remedies Cumulative. To the maximum extent permitted by law, each legal, equitable or contractual right, power and remedy of Owner or Manager, now or hereafter provided either in this Agreement or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Owner or Manager of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Owner or Manager of any or all of such rights, powers and remedies.
bc.Amendments and Modifications. This Agreement shall not be modified or amended except in writing signed by Owner and Manager.

bd.Claims; Binding Effect; Time of the Essence; Nonrecourse. Anything contained in this Agreement to the contrary notwithstanding, all claims against, and liabilities of, Manager or Owner arising prior to any date of termination of this Agreement shall survive such termination. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Time is of the essence with respect to the exercise of any rights of Manager, Owner or any Landlord under this Agreement. Nothing contained in this Agreement shall be construed to create or impose any liabilities or obligations and no such liabilities or obligations shall be imposed on any of the equityholders, beneficial owners, direct or indirect, officers, directors, trustees, employees or agents of Owner or any Landlord or their respective Affiliates or Manager or its Affiliates for the payment or performance of the obligations or liabilities of Owner, any Landlord or Manager, as applicable.
be.Counterparts; Headings. This Agreement may be executed in two (2) or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the date hereof when copies hereof, which, when taken together, bear the signatures of each of the parties hereto shall have been signed. Headings in this Agreement are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof.
bf.No Political Contributions. Notwithstanding any provision in this Agreement to the contrary, no money or property of the Hotel shall be paid or used or offered, nor shall Owner or Manager directly or indirectly use or offer, consent or agree to use or offer, any money or property of any Hotel (i) in aid of any political party, committee or organization, (ii) in aid of any corporation, joint stock or other association organized or maintained for political purposes, (iii) in aid of any candidate for political office or nomination for such office, (iv) in connection with any election, (v) for any political purpose whatever, or (vi) for the reimbursement or indemnification of any person for any money or property so used.
bg.REIT Qualification.
i.Manager shall take all commercially reasonable actions reasonably requested by Owner or any Landlord for the purpose of qualifying such Landlord’s rental income from Owner under the Lease as “rents from real property” pursuant to Sections 856(d)(2), 856(d)(8)(B) and 856(d)(9) of the Code, including but not limited to any action requested to maintain: (1) Manager’s continued qualification as an “eligible independent contractor” (as defined in Section 856(d)(9)(A) of the Code) with respect to SVC and (2) each Hotel’s continued treatment as a “qualified lodging facility” (as defined in Section 856(d)(9)(D) of the Code). Manager shall not be liable if such reasonably requested actions, once implemented, fail to have the desired result of qualifying any Landlord’s rental income from Owner under the Lease as “rents from real property” pursuant to Sections 856(d)(2), 856(d)(8)(B) and 856(d)(9) of the Code. This Section 11.24.A shall not apply in situations where an Adverse Regulatory Event has occurred; instead, Section 11.25 shall apply.
ii.If Owner or any Landlord wish to invoke the terms of Section 11.24.A, Owner or such Landlord (as appropriate) shall contact Manager and the parties shall meet with each other to discuss the relevant issues and to develop a mutually-agreed upon plan for implementing such reasonably requested actions.
iii.Any additional out-of-pocket costs or expenses incurred by Manager in complying with such a request shall be borne by Owner (and shall not be a Deduction). Owner shall reimburse Manager for such expense or cost promptly, but not later than five (5) Business Days after such expense or cost is incurred.
iv.Manager shall not authorize any wagering activities to be conducted at or in connection with any Hotel, and Manager shall use commercially reasonable efforts to achieve the goal of having at least one-half of the Guest Rooms in each Hotel being used on a transient basis and the goal of having no Hotel amenities and facilities that are not customary for similarly situated properties.
bh.Adverse Regulatory Event. In the event of an Adverse Regulatory Event arising from or in connection with this Agreement, Owner and Manager shall work together in good faith to amend this Agreement to eliminate the impact of such Adverse Regulatory Event. For purposes of this Agreement, the term “Adverse Regulatory Event” means any time that a law, statute, ordinance, code, rule or regulation imposes upon Owner (or could impose upon Owner in Owner’s reasonable opinion), any material threat to any Landlord’s or any Landlord’s Affiliate’s status as a “real estate investment trust” under the Code or to the treatment of amounts paid to Landlord as “rents from real property” under Section 856(d) of the Code. Each of Manager and Owner shall inform the other of any Adverse Regulatory Event of which it is aware and which it believes likely to impair compliance of any of the Hotel with respect to the aforementioned sections of the Code.
bi.Tax Matters. Manager will prepare or cause to be prepared all tax returns required in the operation of the Hotel, which include payroll, sales and use tax returns, personal property tax returns and business, professional and occupational license tax returns. Manager shall timely file or cause to be filed such returns as required by the State; provided that, Owner shall promptly provide all relevant information to Manager upon request, and any late fees or penalties resulting from delays caused by Owner shall be borne by Owner. Manager shall not be responsible for the preparation of any Landlord’s or Owner’s federal or state income tax returns, provided Manager shall cooperate fully with Owner and any Landlord as may be necessary to enable Owner or such Landlord to file such federal or state income tax returns, including by preparing data reasonably requested by Owner or such Landlord and submitting it to Owner or such Landlord, as applicable, as soon as reasonably practicable following such request.
bj.Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, heirs, legal representatives or permitted assigns of each of the parties hereto and except for Landlord and SVC, which are intended third party beneficiaries, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.
Article XII

DEFINITION OF TERMS; CONSTRUCTION
bk.Definition of Terms. The following terms when used in this Agreement and the Addenda attached hereto shall have the meanings indicated:
“AAA” has the meaning ascribed to such term in Section 11.16.A.
“Additional Manager Advances” means advances by Manager under Section 4.05, together with simple interest at the rate of nine percent (9%) per annum on the outstanding balance thereof from time to time.
“Additional Working Capital” has the meaning ascribed to such term in Section 4.05.
“Adverse Regulatory Event” has the meaning ascribed to such term in Section 11.25.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power: (i) to vote fifty percent (50%) or more of the voting stock or equity interests of such Person; or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock or equity interests, by contract or otherwise.
“Agreement” means this Master Management Agreement.
“Annual Operating Projection” has the meaning ascribed to such term in Section 4.04.A.
“Annual Operating Statement” has the meaning ascribed to such term in Section 4.01.B.
“Appellate Rules” has the meaning ascribed to such term in Section 11.16.G.
“Arbitration Award” has the meaning ascribed to such term in Section 11.16.E.
“Award” has the meaning ascribed to such term in the Lease.
“Base Management Fee” means an amount per Hotel equal to three percent (3%) of Gross Revenues for Full Service Hotels or five percent (5%) of Gross Revenues for Select Service Hotels.
“Building” means, with respect to any Hotel, the building or buildings in which such Hotel is located, together with any related amenities or facilities.
“Business Day” means any day other than Saturday, Sunday, or any other day on which banking institutions in the Commonwealth of Massachusetts are authorized by law or executive action to close.

“Change of Control” means, the acquisition by any Person or Persons acting in concert (excluding Persons who are holders, directly or indirectly, of equity interest in Manager as of the date of this Agreement or Affiliates or Immediate Family Members of such Persons) of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% or more, or rights, options or warrants to acquire 50% or more, of the outstanding shares of voting stock or other voting interests of Manager.
“Claims” has the meaning ascribed to such term in Section 11.17.
“Code” means the Internal Revenue Code of 1986.
“Condemnation” means (a) the exercise of any governmental power with respect to any Hotel or any interest therein, whether by legal proceedings or otherwise, by a Condemnor of its power of condemnation, (b) a voluntary sale or transfer of any Hotel or any interest therein, to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, or (c) a taking or voluntary conveyance of any Hotel or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any Condemnation or other eminent domain proceeding affecting any Hotel or any interest therein, whether or not the same shall have actually been commenced.
“Condemnor” means any public or quasipublic authority, or private corporation or individual, having the power of Condemnation.
“Controlling Interest” means (i) if the Person is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such Person (through ownership of such shares or by contract), or (ii) if the Person is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the business, management or policies of such Person. “Control”, “Controlling” and “Controlled” have corrective meanings.
“Deduction” has the meaning ascribed to such term in the definition of Operating Profit.
“Discount Rate” means an annual rate of eight percent (8%).
“Disputes” has the meaning ascribed to such term in Section 11.16.A.
“Effective Date” means, with respect to each Hotel, the date designated as the Effective Date for such Hotel on Schedule 1.
“Environmental Laws” means all applicable federal, state and local statutes, laws, rules and regulations (now or hereafter in effect) dealing with the use, generation, treatment, storage, release, disposal, remediation or abatement of Hazardous Substances.
“Existing CC&Rs” has the meaning ascribed to such term in Section 8.02.A.

“FF&E” means, with respect to each Hotel, collectively, all furniture, fixtures and equipment located on or at such Hotel, including without limitation: furnishings, fixtures, decorative items, signage, audiovisual equipment, kitchen equipment and appliances, cabinetry, laundry equipment, housekeeping equipment, telecommunications systems, security systems and front desk and backofthe house computer equipment; provided, however, that the term “FF&E” shall not include Fixed Asset Supplies or software.
“FF&E Reserve Account” has the meaning ascribed to such term in Section 5.04.A.
“FF&E Reserve Deposit” means, with respect to any Hotel, for each Year or portion thereof, an amount equal to five percent (5%) of Gross Revenues for such Hotel.
“FF&E Reserves” has the meaning ascribed to such term in Section 5.04.A.
“Final Statement” has the meaning ascribed to such term in Section 11.08.A.
“Fixed Asset Supplies” means, with respect to each Hotel, collectively, all items included within “Operating Equipment” under the Uniform System of Accounts that may be consumed in the operation of such Hotel or are not capitalized, including linen, china, glassware, tableware, uniforms, and similar items used in the operation of such Hotel.
“Full Service Hotel” means a Hotel designated as a Full Service Hotel on Schedule 1.
“Future CC&Rs” has the meaning ascribed to such term in Section 8.02.A.
“GAAP” means generally accepted accounting principles, consistently applied.
“Government Agencies” means any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or the State or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Owner, the applicable Landlord or the applicable Hotel.
“Gross Revenues” means, with respect to any Hotel, for any period, all revenues and receipts of every kind derived from operating such Hotel and all departments and parts thereof during such period, including: income (from both cash and credit transactions) after deductions for bad debts and discounts for prompt cash payments and refunds from rental of Guest Rooms and other spaces at such Hotel, telephone charges, stores, offices, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires); income from vending machines; income from parking; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Revenues shall not include the following: gratuities to employees of such Hotel; federal, state or municipal excise, sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services;

proceeds from the sale of FF&E; interest received or accrued with respect to the funds in the operating accounts of such Hotel; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds (other than for a temporary taking); or any proceeds from any Sale of such Hotel or from the refinancing of any debt encumbering such Hotel but excluding amounts expressly stated in this Agreement not to be included in Gross Revenues.
“Gross Room Revenues” means, with respect to any Hotel, all Gross Revenues attributable to or payable for rental of Guest Rooms at such Hotel, after deductions for bad debts and discounts for prompt cash payments and refunds from rental of such Guest Rooms, including, without limitation, all credit transactions, whether or not collected, but excluding (i) any sales or room taxes collected by Manager for transmittal to the appropriate taxing authority, and (ii) any revenues from sales or rentals of ancillary goods, such as VCR rentals, telephone income and fireplace log sales and sales from in-room service bars. Gross Room Revenues shall also include the proceeds from any business interruption insurance or other loss of income insurance. Gross Room Revenues shall be accounted for in accordance with the Uniform System of Accounts.
“Guest Room” means a lodging unit in a Hotel.
“Hazardous Substances” means any substance:
1.the presence of which requires or may hereafter require notification, investigation or remediation under any federal, state or local statute, regulation, rule, ordinance, order, action or policy; or
2.which is or becomes defined as a “hazardous waste”, “hazardous material”, or “hazardous substance”, “dangerous waster”, “pollutant” or “contaminant” or term of similar import under any present or future federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.) and the regulations promulgated thereunder; or
3.which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof; or
4.the presence of which at any Hotel causes or materially threatens to cause an unlawful nuisance upon such Hotel or to adjacent properties or poses or materially threatens to pose a hazard to such Hotel or to the health or safety of persons on or about such Hotel; or

5.without limitation, which is or contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or
6.without limitation, which is or contains polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde foam insulation; or
7.without limitation, which contains or emits radioactive particles, waves or material; or
8.without limitation, constitutes materials which are now or may hereafter be listed as medical waste pursuant to the Medical Waste Tracking Act of 1988, or analogous state or local laws or regulations or guidelines promulgated thereunder.
“Hotel” means any Hotel listed on Schedule 1, including the Building and all other improvements constructed or to be constructed on the parcel or parcels of land on which such Building and improvements is located, and all FF&E installed or located on the Site or in the Building, and all easements or other Owner rights thereto owned by Landlord together with, for purposes of this Agreement, all office equipment, telephone equipment, motor vehicles, and other equipment leased by Owner, Fixed Asset Supplies and Inventories at such Hotel.
“Interest Rate” means an annual rate of 9%, but not higher than the highest rate permitted by law.
“Immediate Family Member” of an individual means any lineal descendant of such individual (including descendants by adoption), the spouse of any such lineal descendant, the estate of such individual or of his or her lineal descendants, or a trust for the principal benefit of one or more of such individual or of his or her lineal descendants (including a trust the principal beneficiary of which is another trust for the principal benefit of one or more such Persons).
“Impositions” has the meaning ascribed to such term in the Lease but shall not include:
1.    Special assessments (regardless of when due or whether they are paid as a lump sum or in installments over time) imposed because of facilities which are constructed by or on behalf of the assessing jurisdiction (for example, roads, sidewalks, sewers, culverts, etc.) which directly benefit the applicable Hotel (regardless of whether or not they also benefit other buildings), which assessments shall be treated as capital costs of construction and not as Deductions; and
2.    Impact fees (regardless of when due or whether they are paid as a lump sum or in installments over time) which are required as a condition to the issuance of site plan approval, zoning variances or building permits, which impact fees shall be treated as capital costs of construction and not as Deductions.
“Insurance Requirements” means, with respect to each Hotel, all terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon such Hotel.
“Inventories” means, with respect to each Hotel, “Inventories” as defined in the Uniform System of Accounts, including provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.
“Landlord” means, with respect each Hotel, the Person identified as Landlord for such Hotel on Schedule 1.
“Lease” means that certain Master Lease Agreement, dated as of the date of this Agreement, between Landlords and Owner, as amended from time to time.
“Legal Requirements” means, with respect to each Hotel, collectively, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting such Hotel or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all permits, licenses, authorizations, certificates and regulations necessary to operate such Hotel, and (b) all covenants, agreements, restrictions and encumbrances contained in any instruments at any time in force affecting such Hotel which either (i) do not require the approval of Manager, or (ii) have been approved by Manager as required hereby, including those which may (A) require material repairs, modifications or alterations in or to the Hotel or (B) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements under Sections 11.24, 11.25 or 11.26, and (c) all valid and lawful requirements of Government Agencies or pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid of gaseous in nature.
“Loyalty Program” means the Sonesta Travel Pass loyalty program or such replacement or successor “frequent stay” reward program as Manager may employ in the future for the hotels in the System.
“Loyalty Program Fee” means an amount assessed based on defined costs associated with the Loyalty Program, not greater than one percent (1%) of Gross Revenues or such greater amount otherwise mutually agreed upon between Owner and Manager.
“Manager” has the meaning ascribed to such term in the Preamble hereto or shall mean any successor or permitted assign, as applicable.

“Manager Event of Default” has the meaning ascribed to such term in Section 9.01.
“Marketing Programs” means advertising, marketing, promotional and public relations programs and campaigns including so-called “frequent stay” rewards program which are intended for the benefit of all hotels in the System.
“Marketing Program Fee” means an amount equal to one percent (1%) of Gross Revenues or an amount otherwise mutually agreed upon between Owner and Manager.
“Monthly Statement” has the meaning ascribed to such term in Section 4.01.A.
“Mortgage” means any mortgage indebtedness obtained by a Landlord to finance one or more of its Hotels, and may take the form of a mortgage, deed of trust or security document customarily in use in the State.
“Mortgagee” means the holder of any Mortgage.
“Officer’s Certificate” means a certificate executed by an officer of Manager which certifies that with respect to the Annual Operating Statement delivered under Section 4.01.B, the accompanying statement has been properly prepared in accordance with GAAP and fairly presents the financial operations of the applicable Hotel.
“Operating Loss” means a negative Operating Profit for a Hotel.
“Operating Profit” means, with respect to any Hotel, the excess of Gross Revenues over the following expenses incurred by Manager in accordance with the Operating Standards and the terms of this Agreement, on behalf of Owner, in operating such Hotel:
1.the cost of sales, including, without limitation, compensation, fringe benefits, payroll taxes and other costs related to Hotel employees (the foregoing costs shall not include salaries and other employee costs of executive personnel of Manager who do not work at such Hotel on a regular basis; except that the foregoing costs shall include the allocable portion of the salary and other employee costs of any general manager or other supervisory personnel assigned to a “cluster” of hotels which includes such Hotel);
2.departmental expenses incurred at departments within such Hotel; administrative and general expenses; the cost of marketing incurred by such Hotel; advertising and business promotion incurred by such Hotel;
3.routine repairs, maintenance and minor alterations under Section 5.02;
4.all charges for electricity, power, gas, oil, water and other utilities consumed in the operation of such Hotel;
5.the cost of Inventories and Fixed Asset Supplies consumed in the operation of such Hotel;

6.lease payments for equipment and other personal property reasonably necessary for the operation of such Hotel and any ground lease payments;
7.a reasonable reserve for uncollectible accounts receivable as determined by Manager;
8.all costs and fees of independent professionals or other third parties who are retained by Manager to perform services required or permitted hereunder;
9.all costs and fees of technical consultants and operational experts who are retained or employed by Manager and/or Affiliates of Manager for specialized services (including, without limitation, quality assurance inspectors) and the cost of attendance by employees of the Hotel at training and manpower development programs sponsored by Manager;
10.the Base Management Fee, Reservations Fee and Systems Fee;
11.insurance costs and expenses for coverage required to be maintained under Section 6.01;
12.taxes, if any, payable by or assessed against Manager related to this Agreement or to Manager’s operation of the Hotel (exclusive of Manager’s income taxes) and all Impositions;
13.the Marketing Program Fee and the Loyalty Program Fee;
14.such Hotel’s share of the costs and expenses of participating in programs and activities prescribed for members of the System (including those central or regional services set forth in Section 1.03) to the extent such costs are not paid pursuant to a Marketing Program;
15.the costs of commercially reasonable efforts of causing such Hotel to be in compliance with each and every provision of the Lease (regardless of whether or not such compliance is a requirement of this Agreement);
16.such other costs and expenses incurred by Manager to comply with Legal Requirements and Insurance Requirements or are otherwise reasonably necessary for the proper and efficient operation of such Hotel; and
17.such other costs and expenses paid to Owner or the applicable Landlord pursuant to the Lease or this Agreement, if such costs and expenses would have been a Deduction if paid directly by Manager to a third person in respect of such Hotel (the items above collectively, “Deductions”).
Deductions shall not include (a) payments with respect to items for which Manager has agreed to be liable at its own cost and expense in this Agreement or under any other agreement between Manager and Owner including indemnities, (b) debt service payments pursuant to any Mortgage, (c) payments pursuant to equipment leases or other forms of financing obtained by Owner for the FF&E located in or connected with the Hotel, both of which shall be paid or caused to be paid by Owner, (d) rent payable under the Lease, (e) any reimbursement to Manager for advances Manager makes with respect to the Hotel as permitted hereunder, (f) the Incentive Management Fee, (g) the Procurement and Construction Supervision Fee or (h) any item specifically stated not to be a Deduction.
“Operating Standards” has the meaning ascribed to such term in Section 1.02.A.
“Overdue Rate” means an annual rate of 12% but not higher than the highest rate permitted by law.
“Owner” has the meaning ascribed to such term in the Preamble or shall mean any successor or permitted assignee, as applicable.
“Owner Advances” has the meaning ascribed to such term in Section 3.02.D.
“Owner Event of Default” has the meaning ascribed to such term in Section 9.03.
“Owner Operating Loss Advance(s)” has the meaning ascribed to such term in Section 4.06.
“Owner’s Personal Property” means, with respect to each Hotel, collectively, all motor vehicles, consumable inventories and supplies, furniture, furnishings, movable walls and partitions, equipment and machinery and all other tangible personal property of Owner, if any, acquired by Owner on and after the Effective Date for such Hotel and located at such Hotel or used in Owner’s business at such Hotel, and all modifications, replacements, alterations and additions to such personal property.
“Owner’s Priority” means, with respect to any Hotel, for each Year or portion thereof during the Term for such Hotel, an annual amount equal to the sum of (a) the amount of the Owner’s Priority for such Hotel as designated on Schedule 1 (as it may be increased from time to time in accordance herewith) plus, effective as of the date of any disbursement thereof by Owner and/or Landlord, (b) an amount equal to eight percent (8%) of amounts paid by (i) Landlord pursuant to Sections 5.1.2(b), 10.2.3 or 11.2 of the Lease or (ii) Owner pursuant to Section 5.03 (in excess of amounts funded from the FF&E Reserve), Section 6.04 (in excess of the insurance proceeds) or Section 6.05 (in excess of the Award), as the case may be.
“Owner’s Residual Payment” means, for each Hotel, with respect to each Year or portion thereof, an amount equal to Operating Profit for such Hotel remaining after deducting amounts paid or payable in respect of Reimbursable Advances, and the FF&E Reserve Deposit for such Hotel for such Year.
“Owner Working Capital Advances” means, for each Hotel, the aggregate of all funds remitted by Owner to Manager as Additional Working Capital for such Hotel.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company partnership or other entity, and the heirs, executors,

administrators, legal representatives, successors and assigns of such Person where the context so permits.
“Prior Lease” has the meaning ascribed to such term in the Recitals.
“Prior Management Agreement” has the meaning ascribed to such term in the Recitals.
“Prior Manager” has the meaning ascribed to such term in the Recitals.
“Prior Owner” has the meaning ascribed to such term in the Recitals.
“Procurement and Construction Supervision Fee” means, for any Hotel., an amount equal to three percent (3%) of all third party costs of capital expenditures under Sections 5.04, 6.04 and 6.05.
“Reimbursable Advances” means, for each Hotel, the amounts paid or payable in respect of Section 3.02.D with respect to such Hotel.
“Reservation Fee” means one and one-half percent (1.5%) of Gross Room Revenues.
“Rules” has the meaning ascribed to such term in Section 11.16.A.
“Sale of a Hotel” means any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of Owner’s leasehold or subleasehold title to a Hotel or the applicable Landlord’s fee or leasehold title to a Hotel, as the case may be. For purposes of this Agreement, a Sale of a Hotel shall also include a lease (or sublease) of all or substantially all of Owner’s leasehold interest in a Hotel and any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, in a single transaction or a series of transactions, of the Controlling Interest in Owner or Landlord, but shall not include any conveyance which results in SVC continuing to hold a Controlling Interest in the transferee.
“SEC” means the United States Securities and Exchange Commission.
“Select Service Hotel” means a Hotel designated as a Select Service Hotel on Schedule 1.
“Site” means, with respect to any Hotel, the land on which such Hotel is located, together with any related appurtenances.
“Sonesta” means Sonesta International Hotels Corporation, a Maryland corporation.
“Sonesta Holdco” means Sonesta Holdco Corporation, a Maryland corporation, Sonesta’s parent.
“Specially Designated National or Blocked Person” means (a) a person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control, or other governmental entity, from time to time as a “specially designated national or blocked person” or similar status, (b) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001, or

(c) a person otherwise identified by government or legal authority as a person with whom Manager or its Affiliates are prohibited from transacting business. Currently, a listing of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.
“State” means, with respect to each Hotel, the state in which such Hotel is located.
“Stockholders Agreement” means that certain Stockholders Agreement dated as of February 27, 2020 by and among Sonesta Holdco, SVC and certain other stockholders of Sonesta Holdco.
“System” means all hotels which are operated under the Trade Names.
“SVC” means Service Properties Trust, a Maryland real estate investment trust.
“System Fee” mean, for each Hotel, during any Year, an amount equal to one and one-half percent (1.5%) of Gross Revenues for such Hotel.
“System Standards” means the physical standards (for example, quality of the Building, FF&E, and Fixed Asset Supplies, frequency of FF&E replacements, etc.); each of such standards shall be the standard which is generally prevailing or in the process of being implemented at other hotels in the System, on a fair and consistent basis with other hotels in the System; provided, however, that if the market area or the physical peculiarities of the Hotel warrant, in the reasonable judgment of Manager, a deviation from such standards shall be permitted.
“Term” has the meaning ascribed to such term in Section 2.01.
“Trade Names” has the meaning ascribed to such term in Section 11.09.
“Uniform System of Accounts” means the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition, 2006, as published by the American Hotel & Lodging Educational Institute, as revised from time to time to the extent such revision has been or is in the process of being generally implemented within the System.
“Working Capital” means, with respect to each Hotel, collectively, funds that are used in the daytoday operation of the business of the Hotel.
“Year” means the calendar year.
bl.Construction. The definitions of terms herein shall apply equally to the singular, plural, past, present and future forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in this Agreement shall be construed to refer to this Agreement in its entirety and not to any particular provision thereof, (iv) all references in this Agreement to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, and (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Any titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the day and year first written above.
MANAGER:

SONESTA INTERNATIONAL HOTELS
CORPORATION, a Maryland corporation

By: /s/ Carlos R. Flores
Carlos R. Flores
President and Chief Executive Officer

OWNER:

CAMBRIDGE TRS, INC.,
a Maryland corporation

By: /s/ John G. Murray
John G. Murray
President and Chief Executive Officer

{S2653850; 2}     [Signature Page to Sonesta Master Management Agreement]

Each Landlord, in consideration of the obligations of Manager and Owner under the within Agreement, joins to evidence its agreement to be bound by the terms of Sections 4.01.C, 4.02.B, 5.04, Article VI, 8.01, 8.02, 8.04, 10.02, 11.06, 11.16, 11.17 and 11.18, to the extent applicable to it.

LANDLORD:

HPT IHG-2 PROPERTIES TRUST,
a Maryland real estate investment trust

HPT IHG-3 PROPERTIES LLC,
a Maryland limited liability company

By: /s/ John G. Murray
John G. Murray
President and Chief Executive Officer

     [Joinder Page to Sonesta Master Management Agreement]

SCHEDULE 1
HOTELS

Name/Trade Name and Street Address	Landlord	Effective Date	Service Level	Owner’s Priority
Sonesta Atlanta Northwest Galleria 6345 Powers Ferry Road NW Atlanta, Georgia 30339	HPT IHG-3 Properties LLC	09/18/2020	Full	$1,724,205
Sonesta Suites Dallas Park Central 7800 Alpha Road Dallas, Texas 75240	HPT IHG-2 Properties Trust	09/25/2020	Full	$1,917,163
Sonesta ES Suites Dallas Park Central 7880 Alpha Road Dallas, Texas 75240	HPT IHG-2 Properties Trust	09/25/2020	Select	$731,079

Schedule to Exhibit 10.6

There are 2 management agreements with Sonesta International Hotels Corporation, or Sonesta, for hotels which we and Sonesta have designated as conversion hotels, a representative form of which is filed as Exhibit 10.6 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and which is incorporated herein by reference.  The other management agreement, with the respective parties and applicable to the respective hotel listed below, is substantially identical in all material respects to the representative form of management agreement.

Owner	Name/Trade Name and Street Address	Landlord	Manager	Service Level	Effective Date	Owner’s Priority

SVC NJ TRS LLC	Sonesta Hamilton Park Morristown 175 Park Avenue Florham Park, New Jersey 07932	HPT Cambridge LLC	Sonesta NJ LLC	Full	October 1, 2020	$5,484,939